As filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-207828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-207828

UNDER

THE SECURITIES ACT OF 1933

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Exact name of registrant as specified in its charter)

Maryland	84-1259577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1700 Denver, Colorado 80237	80237
(Address of Principal Executive Offices)	(Zip Code)

AIR 401(k) Retirement Plan (formerly known as Aimco 401(k) Retirement Plan)

(Full title of the plan)

Jennifer B. Johnson

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

4582 South Ulster Street, Suite 1450

Denver Colorado 80237

(Name and address of agent for service)

(303) 224-7900

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Kesselman

Sherman & Howard L.L.C.

633 17th Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On December 15, 2020, Apartment Investment and Management Company (“Aimco”) completed its previously announced plan to create Apartment Income REIT Corp. (“AIR”) by separating assets representing approximately 10% of the total estimated value as of March 31, 2020, of Aimco. The separation resulted in the creation of two independent companies:

•

AIR, with assets approximating 90% (prior to giving effect to certain transactions, which proceeds are intended to reduce leverage) of Aimco’s gross asset value, as of March 31, 2020, with shares expected to be traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “AIRC.”

•	“New” Aimco, with assets approximating 10% of Aimco’s gross asset value, as of March 31, 2020, with shares that continue to be traded on the NYSE under the ticker symbol “AIV.”

In addition, effective as of December 15, 2020 (the “Effective Date”), AIR became the plan sponsor of the AIMCO 401(k) Retirement Plan, the name of which was amended to become the AIR 401(k) Retirement Plan (as amended and restated, the “Plan”). The Plan provides for the issuance of shares of Aimco Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) and shares of Class A AIR common stock, par value $.01 per share.

On November 5, 2015, Aimco registered 100,000 shares of Class  A Common Stock on the Registration Statement on Form S-8 (File No. 333-207828) (the “Initial Registration Statement”), to be issued pursuant to the Plan, of which approximately 69,681 shares of Class A Common Stock remain unsold as of November 25, 2020 (the “Roll-Over Shares”). Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that Aimco disclose a material change in the plan of distribution as it was originally disclosed in the Initial Registration Statement, Aimco is filing this Post-Effective Amendment No. 1 to the Initial Registration Statement to reflect that, as of the Effective Date, AIR will become the new plan sponsor of the Plan and the Roll-Over Shares will be available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Aimco or the Plan with the Commission are incorporated herein by reference:

(a)     Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 24, 2020;

(b)     Aimco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 11, 2020;

(c)     Aimco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 4, 2020;

(d)     Aimco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 2, 2020;

(e)    Aimco’s Current Reports on Form 8-K (or Form 8-K/A, as the case may be), filed on February  3, 2020, March  24, 2020, April  22, 2020, April  30, 2020, October  23, 2020 (two filings), November  17, 2020, November  19, 2020 (two filings), November  20, 2020, November  25, 2020 (two filings), November  30, 2020, December  1, 2020 and December 2, 2020 (other than documents or portions of those documents deemed to be furnished but not filed);

(f)     The Plan’s Annual Report on Form 11-K for the year ended December 31, 2019; and

(g)    The description of Aimco’s Class A Common Stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed January 19, 1994, including any amendment or reports filed for the purpose of updating such description.

All documents filed by Aimco or the Plan with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Article VIII of Aimco’s charter limits the liability of Aimco’s directors and officers to Aimco and its stockholders to the maximum extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of Aimco or its stockholders to obtain other relief, such as an injunction or rescission.

Aimco’s charter and bylaws require Aimco to indemnify its directors and officers and permits Aimco to indemnify certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The agreement of limited partnership of Aimco OP L.P., or the Aimco Operating Partnership, also provides for indemnification of Aimco, or any director or officer of Aimco, in its capacity as the previous general partner of the Aimco Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Aimco Operating Partnership.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits.

The following exhibits are furnished with this report:

Exhibit Number	Description

5.1	IRS Determination Letter for the AIR 401(k) Retirement Plan (formerly known as the Aimco 401(k) Retirement Plan)

23.1	Consent of Ernst & Young LLP

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	AIR 401(k) Retirement Plan (formerly known as the Aimco 401(k) Retirement Plan)

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 15, 2020.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ Wesley W. Powell
Wesley W. Powell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 15, 2020.

AIR 401(k) RETIREMENT PLAN

By:	/s/ Terry Considine
Terry Considine
Chief Executive Officer, Apartment Income REIT Corp.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wesley W. Powell and H. Lynn C. Stanfield, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley W. Powell	President and Chief Executive Officer (Principal Executive Officer)	December 15, 2020
Wesley W. Powell

/s/ H. Lynn C. Stanfield	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 15, 2020
H. Lynn C. Stanfield

/s/ Justin Frenzel	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 15, 2020
Justin Frenzel

/s/ Terry Considine	Director	December 15, 2020
Terry Considine

/s/ Robert A. Miller	Chairman of the Board	December 15, 2020
Robert A. Miller

/s/ Wesley W. Powell	Director	December 15, 2020
Wesley W. Powell

/s/ Michael A. Stein	Director	December 15, 2020
Michael A. Stein